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                   EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT


         SCT Software & Resource Management Corporation

         SCT Financial Corporation

         SCT Property, Inc.

         SCT Utility Systems, Inc.

         SCT International Limited

         SCT Manufacturing & Distribution Systems, Inc.

         SCT Technologies (Canada) Inc.

         Systems & Computer Technology International B.V.

         Fygir Logistic Information Systems, B.V.

         SCT Holdings Corporation